EXHIBIT 10.4

[FHLBank logo]

Department: Corporate Secretary	Name of Policy: 2013 Directors' Compensation Policy	Department Policy Number: 1
Effective Date: January 1, 2013	Supersedes Revisions: July 26, 2012	Authority to Approve and Amend: Board of Directors
Next Review Date: December 13, 2013	Department Policy Owner: Corporate Secretary

This policy is designed to set forth expectations for attendance by members of the board of directors of the Federal Home Loan Bank of Atlanta (Bank) at meetings of the board (including seven scheduled board meetings in 2013) and board committees and to ensure that each director is reasonably compensated for the time required of him or her in the performance of official Bank business.

A.    Director Compensation

1.	Effective January 1, 2013, the following annual compensation limits shall apply:

a)	Chairman of the Board $70,000

b)	Vice Chairman of the Board $65,000

c)	Chairman of the Audit Committee $65,000

d)	Other Chairmen of Committees (excluding Audit and Executive) $60,000

e)	All Other Directors $55,000

2.
Each director shall have the opportunity to be paid an amount equal to approximately one-seventh of such director's annual limit for actual attendance at each scheduled in-person board meeting and board committee meetings, as further described in Section B. The seventh payment opportunity shall be subject to adjustment as further described in Section C.

3.	In determining the above director compensation levels, the board has considered compensation practices at other Federal Home Loan Banks and market studies of director compensation.

B.    Attendance

1.
Each director is strongly encouraged to attend all meetings of the board and board committees on which the director serves, and is expected to attend no less than 75 percent of all such meetings each year.

2.	The Bank will pay a fee only for a director's actual attendance at no less than 75 percent of the board meetings (including scheduled board meetings, new director orientation, joint meetings of the Affordable Housing Advisory Council and board or committee, board strategy sessions, and board teleconferences) and meetings of each committee of the board (including any ad hoc committee established by the board for a specific purpose) on which the director serves during each interim period, as identified below. In the event two or more committees on which a director serves are scheduled to meet concurrently, only one committee meeting will be required for the purpose of calculating the director's attendance. As ex officio members of all committees, the Chairman and Vice Chairman of the board are encouraged, but not required, to attend committee teleconferences and unscheduled committee meetings (meetings added after the 2013 board and committee meeting schedule is approved by the board).

3.
The first interim period shall begin on January 1, 2013 and end the day of the first scheduled in-person board meeting for 2013. Each successive interim period shall begin on the calendar day immediately following a scheduled board meeting through and including the day of the next scheduled board meeting, with the seventh interim period ending on December 13, 2013 after the seventh scheduled in-person board meeting, as follows:

Interim Period	Start Date	End Date

First	January 1, 2013	January 31, 2013
Second	February 1, 2013	March 21, 2013
Third	March 22, 2013	May 23, 2013
Fourth	May 24, 2013	July 25, 2013
Fifth	July 26, 2013	September 21, 2013
Sixth	September 22, 2013	October 24, 2013
Seventh	October 25, 2013	December 13, 2013

The foregoing start and end dates will be adjusted to correspond to any changes in the board meeting schedule.

4.
Participation by telephone for in-person meetings is discouraged unless necessary to attain a quorum. The Bank will not pay a separate fee for a director's attendance at meetings other than those described above.

5.	The Bank will not advance the payment of fees to any director.

C.    Performance

1.
Compensation paid to directors must reflect the time required of them in the performance of official Bank business. The time required will be measured principally by attendance and participation at board and board committee meetings, as described above, and secondarily by performance of other duties. These other duties include time spent: (a) preparing for board meetings; (b) chairing meetings as appropriate; (c) reviewing materials sent to directors on a periodic basis; (d) attending other related events such as management conferences, FHLBank System meetings, and director training; and (e) fulfilling the responsibilities of directors.

2.
After the end of the seventh interim period and before the seventh payment is made, the Governance and Compensation Committee (GCC) shall review the cumulative attendance and performance of each director during 2013 and, in consultation with the Chairman, recommend to the board a reduction, elimination or increase in the final payment opportunity. No increase shall exceed the applicable compensation limit. In the event a director serves on the board for only a portion of a calendar year, the final payment for such director shall be subject to the same cumulative attendance and performance review through the director's final date of service.

D. Expenses

1.
In accordance with the Bank's normal reimbursement policy, the Bank will reimburse a director's travel expenses incurred in connection with attendance at any board or board committee meeting, the Council of FHLBanks' directors conference, PricewaterhouseCoopers' audit committee conference, and provided the director is the Bank's designated representative, meetings of the FHLBank Chairs/Vice Chairs and Council of FHLBanks' board of representatives. Please consult the Bank's Travel and Entertainment Policy for a more detailed explanation regarding expense reimbursement.

2.
The Bank will reimburse a director's registration fees and travel expenses incurred in connection with any other meeting, hearing, ceremony, continuing education seminar, etc. only if the Chairman determines that the meeting is relevant to the Bank's business activities or the director's duties as a board member and the director attends the meeting at the request of, or with the approval of, the Chairman. The Vice Chairman shall approve all such fees and expenses for the Chairman. These amounts will be reimbursable to the extent provided for such purpose in the Bank's annual budget and in accordance with the Bank's Travel and Entertainment Policy. The Bank will not pay a fee for a director's participation in these types of activities, and in accordance with 12 CFR Part 1261, the Bank will not reimburse directors for entertainment expenses at these events.

3.
The Bank will pay the transportation and other ordinary travel expenses of one guest of a director to attend a board meeting only as specified in advance by the Bank. It will be the director's responsibility to pay the transportation and other travel expenses of a guest that accompanies such director to any other board meeting.

4.
A board member may invite a guest to Bank-sponsored board dinners or receptions held in connection with board meetings at the expense of the Bank, so long as such guest otherwise pays his or her own transportation and travel expenses.

5.	The Bank will pay for activities of directors and their guests at board meetings only as specified in advance by the Bank.